UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2024

ACHIEVE LIFE SCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	033-80623	95-4343413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22722 29th Drive SE, Suite 100 Bothell, WA		98021
1040 West Georgia, Suite 1030 Vancouver, B.C., Canada		V6E 4H1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 210-2217

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	ACHV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1.01. Entry into a Material Definitive Agreement

On July 25, 2024, Achieve Life Sciences, Inc. (“Achieve”) entered into a contingent convertible debt agreement (the “Debt Agreement”) with Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (“FCB”), in its capacity as administrative agent and collateral agent (in such capacity, the “Agent”), and FCB, as a lender (the “Lender”), pursuant to which the Lender provided term loans having an aggregate original principal amount of $10.0 million, with additional term loans of up to $10.0 million available upon the occurrence of certain events as provided for in the Debt Agreement and further described below (the “Convertible Term Loan”). Achieve’s obligations under the Debt Agreement are secured by substantially all of Achieve’s assets, other than intellectual property.

The Debt Agreement refinanced Achieve’s previous contingent convertible debt agreement (the “Prior Debt Agreement”) entered into on May 15, 2023, by and among Achieve, FCB, in its capacity as administrative agent and collateral agent, and FCB, SVB Innovation Credit Fund VIII, L.P., and Innovation Credit Fund VIII-A, L.P., as lenders, pursuant to which such lenders provided Achieve with terms loans having an aggregate principal amount of $16.6 million (the “Prior Convertible Term Loan”). Achieve’s obligations under the Prior Debt Agreement and Prior Convertible Term Loan were satisfied in full and the Prior Debt Agreement and Prior Convertible Term Loan were terminated in connection with the entrance into the Debt Agreement and Convertible Term Loan.

The Convertible Term Loan matures on December 1, 2027, which maturity date may be extended to June 1, 2028 upon the occurrence of certain events as provided for in the Debt Agreement. The first tranche of the Convertible Term Loan, which was advanced on July 25, 2024, has an aggregate original principal amount of $10.0 million. The Lender will further make available to Achieve, upon Achieve’s request: (a) on or prior to October 31, 2025, a second tranche of the Convertible Term Loan having an aggregate principal amount of $5.0 million in the event that Achieve receives written notice that the U.S. Food and Drug Administration has accepted for filing Achieve’s New Drug Application with respect to cytisinicline for a smoking cessation indication, and (b) on or prior to December 31, 2025, a third tranche of the Convertible Term Loan having an aggregate principal amount of $5.0 million, subject to the Lender’s sole discretion. Interest is calculated on the outstanding principal amount of the Convertible Term Loan at a floating rate per annum equal to the greater of (i) 7.0% and (ii) the prime rate minus 1.0%, which interest shall be payable in cash monthly in arrears and shall be payable on the earlier to occur of (x) the first day of the first month following any extension of credit by the Lender for Achieve’s credit, (y) the date of any prepayment pursuant to the Debt Agreement, or (z) the maturity date. The Convertible Term Loan will be “interest-only” until December 31, 2025, subject to extension as provided for in the Debt Agreement.

The conversion feature grants the Lender or, pursuant to an assignment, any designee thereof (each, a “Conversion Right Holder,” and collectively, the “Conversion Right Holders”) the right to convert part or all of the outstanding aggregate original principal amount of the Convertible Term Loan, plus accrued and unpaid interest, into shares of Achieve’s common stock (an “Initial Voluntary Conversion”) at a conversion price equal to $7.00, as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like (the “Initial Conversion Price”), for a maximum of 1,428,571 shares of common stock (the “Initial Conversion Shares”). The Conversion Rights Holders have the further right to convert part or all of the outstanding principal amount of the second and third tranches of the Convertible Term Loan, plus accrued and unpaid interest, into shares of Achieve’s common stock (a “Subsequent Voluntary Conversion,” and together with an Initial Voluntary Conversion, a “Voluntary Conversion”) at a conversion price equal to the greater of (i) $4.854, as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, and (ii) the lower of (a) 150% of the average of the closing sale price of Achieve’s common stock during the 10 trading days preceding the effective date of such tranche and (b) 150% of the closing sale price of Achieve’s common stock on the trading day immediately preceding the effective date of such tranche (the “Subsequent Conversion Price,” and together with the Initial Conversion Price, the “Conversion Price”), for a maximum of 2,060,156 shares of common stock (the “Subsequent Conversion Shares,” and together with the Initial Conversion Shares, the “Conversion Shares”).

The conversion rights may be exercised at each Conversion Right Holder’s option any time prior to repayment of the Convertible Term Loan; provided, however, that a Voluntary Conversion will not be permitted without the agreement of the relevant Conversion Right Holder and Achieve if the “Conversion Percentage Amount” (as defined in the Debt Agreement) exceeds 50%. Additionally, the outstanding principal of the Convertible

Term Loan, plus accrued and unpaid interest, will automatically be converted into Conversion Shares at the Conversion Price on the first date where, (i) the closing price per share of Achieve’s common stock is equal to or greater than (a) in the case of the outstanding aggregate original principal amount of the Convertible Term Loan, $24.00 or, (b) in the case of the outstanding principal amount of the second and third tranches of the Convertible Term Loan, three times the applicable Subsequent Conversion Price, in each case, for the thirty consecutive trading days prior to such date, and (ii) the “Liquidity Conditions” (as defined in the Debt Agreement) have been satisfied. Subject to the terms and conditions of the Debt Agreement, no Conversion Shares will be issued or delivered upon conversion of any amount outstanding pursuant to the Convertible Term Loan, and no outstanding debt will be convertible by any Conversion Right Holder, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in such Conversion Right Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that includes such Conversion Right Holder, beneficially owning in excess of 9.99% (the “Ownership Percentage”) of the then-outstanding shares of Achieve’s common stock; provided, however, that with respect to any Conversion Right Holder that is subject to Section 16(a) or (b) of the Exchange Act with respect to Achieve by virtue of being deemed to be a “director” or “officer” of Achieve within the meaning of Section 16 of the Exchange Act, the applicable Ownership Percentage shall be 19.99%; and provided, further, that with respect to any Conversion Right Holder that is subject to the U.S. Bank Holding Company Act of 1956, as amended, the applicable Ownership Percentage shall be 4.99%. Any Conversion Shares will be issued in a private placement exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Convertible Term Loan may be repaid at Achieve’s election and upon notice to the Agent by paying the Lender an amount equal to (i) a prepayment fee equal to (a) 3.0% of the aggregate outstanding principal balance if such prepayment occurs on or prior to the first anniversary of the Convertible Term Loan, (b) 2.0% of the aggregate outstanding principal balance if such prepayment occurs after the first anniversary, but on or prior to the second anniversary, of the Convertible Term Loan or (c) 1.0% of the aggregate outstanding principal balance if such prepayment occurs after the second anniversary of the Convertible Term Loan and before the maturity date; (ii) 4.0% of the original aggregate principal amount of the Convertible Term Loan and (iii) all other sums due and payable under the Convertible Term Loan.

The Debt Agreement contains customary affirmative and restrictive covenants, including covenants regarding the incurrence of additional indebtedness or liens, investments, transactions with affiliates, delivery of financial statements, payment of taxes, maintenance of insurance, dispositions of property, mergers or acquisitions, among other customary covenants. Achieve is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions. The Debt Agreement also includes customary representations and warranties, events of default and termination provisions. The Lender may not engage in any short sales of, or other hedging transactions in, Achieve’s common stock while any amounts are outstanding under the Debt Agreement.

In connection with the Debt Agreement, Achieve entered into a Registration Rights Agreement (the “RRA”) with the Lender, pursuant to which Achieve is required to register for resale shares of its common stock issuable to the Conversion Right Holders upon the conversion of outstanding debt under the Debt Agreement within 30 days of the date of the RRA. Achieve’s obligations under the RRA will terminate with respect to a holder of applicable registrable securities if, as of the date Achieve would be required to provide written notice of such registration, (x) the aggregate number of registrable securities then issued and issuable to such holder and to such holder’s affiliates, together with all other shares then held beneficially and/or of record by such holder and its affiliates, does not exceed 7.0% of Achieve’s then-total shares issued and outstanding (calculated including all such registrable securities and other shares), or (y) Achieve and such holder mutually reasonably agree that all registrable securities then issued and issuable to such holder and its affiliates may then be sold by such holder without the requirement to be in compliance with Rule 144 (“Rule 144”) promulgated under the Securities Act, and otherwise without restriction or limitation pursuant to Rule 144.

The foregoing descriptions of the Debt Agreement and Convertible Term Loan and the RRA do not purport to be complete and are subject to, and qualified in their entirety by, the full text of each such document attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K, each of which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Contingent Convertible Debt Agreement, dated July 25, 2024, between Achieve Life Sciences, Inc., and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company.

10.2	Registration Rights Agreement, dated July 25, 2024, between Achieve Life Sciences, Inc., and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACHIEVE LIFE SCIENCES, INC.
Date: July 29, 2024	/s/ John Bencich
John Bencich Chief Executive Officer (Principal Executive and Financial Officer)